EXHIBIT 99.2

Earnings Conference Call April 26, 2007

Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 1st quarter of 2007. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

First, I would like to address revenue for 1st quarter 2007. It was $26.4 million, an increase of 93% over 1st quarter 2006, and once again our strongest quarter ever. It was also our 17th consecutive positive quarter in terms of Operating Income and Cash Flow, with gross margins of 66% of revenue and a very satisfying operating income of 26% of revenue. As you may recall, however, the first quarter of 2006 was lower than it would normally have been because customers had requested early delivery of products, which resulted in approximately $2.0 million of revenue having been recorded in the fourth quarter of 2005. If we normalized the Q1 2006 revenue, revenue for the first quarter of 2007 would represent and increase of 68% over Q1 2006.

Our backlog, or firm business, for Q1 as of today is $28 million. Backlog is defined as orders already shipped between January 1st, 2007, and today, plus firm purchase orders scheduled to ship before March 31, 2007. The results of Q1 2007 and the strong backlog announced today confirm once again that our strategies are working worldwide.

New accounts sold continue at a very high level. During the quarter, we sold an additional 619 new accounts, including 94 new banks, and 525 new Enterprise Security customers. This compares to the first quarter a year ago in which we sold 341 new accounts, including 34 banks and 307 Enterprise

Security customers. We now have close to 750 banks and over 4,800 Enterprise Security and E-commerce companies including corporations, federal, state and local governments as customers located in over 100 countries around the world.

Since the first quarter of 2003, VASCO has experienced steady, controlled, growth and continued growing profitability. It is important to note that this growth is not a concentrated phenomenon. It is happening worldwide, from the America’s to EMEA to Asia.

We expect that our worldwide growth will accelerate, with strong contributions from all geographical areas mentioned before, and beyond the banking sector. To support our growth strategically, we are investing strongly in our market presence through increased manpower. In many of our key markets, we welcomed new recruits during Q1. Please understand that we intend to continue this investment pace without jeopardizing our profitability.

Commitment to shareholder value is a VASCO tradition, a focus that we will maintain. We will accomplish this pledge with the right strategies, the right product development actions and the right acquisitions.

During Q1, VASCO established its European Headquarters in Switzerland, VASCO Data Security International GmbH, which with the United States, will jointly own and manage all of the Company’s technology-related intellectual properties.

VASCO is continuously looking for ways to improve profitability by becoming more efficient. As our growth rate accelerated, we were looking for a location where the work and regulatory environments were favorable for businesses. We believe that Switzerland is such a place. We also believe that Switzerland not only offers a good market for our products, but is also centrally positioned in Europe, with strong gateways to Eastern Europe, Germany and Southern Europe.

It is my pleasure to report that our recent acquisitions have been a great success. Logico, the password management company that joined us in May 06, has contributed strongly to a number of our latest Enterprise Security products, such as Digipass Basic Pack for Secure Password Storage and Digipass Advanced Pack. We see a rising interest in this type of product. In fact, we signed a nice deal with a U.S. based healthcare organization during Q1.

Our most recent acquisition of the Belgian company Able N.V. brought us our aXs GUARD product line. By investing strongly in R&D for aXs GUARD, we were able to position it as a best-of-breed authentication appliance with over 20 different Internet communication services, based on our VACMAN core authentication platform. I am pleased to report that a meaningful number of our Q1 new accounts were obtained through sales of the aXs GUARD authentication appliance using VACMAN and Digipass for strong authentication.

As you can see, we are consistent in building our full option, all-terrain authentication machine.

Since last year,

•	we expanded the capabilities of our VACMAN core authentication platform

•	we launched fraud detection and analysis services,

•	we presented aXs GUARD with all its related services

•	we launched Digipass Plus

Currently, we are close to launching our Identikey Server. With Identikey, we will add full server functionality to our VACMAN product line. That way, our customers will have the choice between installing VACMAN Controller or Middleware on their own server, or to buy a full-blown Identikey server from VASCO.

In less than one year’s time, we have expanded our product offerings from two product lines, VACMAN and Digipass, to five product lines.

I am very proud that we were able to diversify our offerings without losing our focus. To the contrary, our VACMAN strong authentication is more than ever the central piece in our product and market strategy.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan congratulations to you and your team on another fine quarter.

Comments by Jan Valcke:

Thank you Ken.

Ladies and Gentlemen,

The first quarter of 2007 showed once again that VASCO’s strategy is working. We maintain and maximize our growth that was started four years ago in the first quarter of 2003.

The main reason for our success is our consistent implementation and execution of our three-step product offering strategy:

•	we commit to offer to financial institutions the full array of authentication solutions and services at the lowest Total Cost of Ownership

•	we bring banking authentication solutions to other markets such as Enterprise Security, e-Commerce and e-Government.

•	we add products and technologies to VASCO’s offerings that suit the specific needs of customers within non-banking markets

Based on VACMAN Controller, VASCO’s core authentication platform, we have identified five product lines that allow us to service all of our vertical markets. This way, VASCO stays dedicated to its full option, all-terrain strategy.

The five product lines are:

•	VACMAN: our core authentication platform, combining all authentication technologies on one and unique platform

•	Identikey: available later this year, Identikey combines VACMAN with full server functionalities
•	aXs GUARD: VASCO’s authentication appliance, combining Identikey with a wide variety of Internet communication solutions
•	Digipass: VASCO’s client e-signature software. E-signatures become an ever more important Digipass-functionality, due to the growing number of Trojan Horses and Man-in-the-Middle attacks
•	Digipass Plus Authentication Services: combines VASCO’s complete product offerings in an outsourced service offering.

This proves that we clearly are the world’s leading software company, specializing in Internet security.

It is important to note how quickly VASCO has evolved during the last period.

A while ago, we were a hardware company, selling products to customers, primarily in the banking sector. Now, we are a software company, selling products in a per user/ per year based business model to a wide variety of companies and corporations.

In the future, we’ll offer our products in an outsourced service model to replace the billions of static passwords in the world, by dynamic e-signature codes. This will be offered in a per user/per year/per application business model.

Markets:

We see that the corporate brand awareness of VASCO is rising worldwide. This is due to our events worldwide (over a hundred per year), our business success in key markets, our satisfied customers, our aggressive communication approach and our swift growth as a company.

In Q1, we won customers in six continents, a clear proof of our worldwide success.

In addition to the banking sector, we are gaining more and more customers in enterprise security and e-commerce. Our new case studies with companies such as SD Worx, the Soccer Association, Sabca, Easy Computers and others are a clear proof of this. We are very happy with the fact that our VACMAN, Digipass and aXs GUARD product lines are widely used in a multitude of sectors.

The authentication sector is booming worldwide. To give you an example: in the beginning of 2007, eight foreign banks have received a retail banking license in China. Amongst these banks, there are seven that are already VASCO customers. This will have an important impact on the Chinese banking market. We believe that many Chinese banks will implement a strategy focusing on those market leading foreign banks, with positive effects on VASCO’s sector.

It is of the utmost importance that VASCO stays close to its customers and prospects in key markets. Therefore, we actively investigate the opening of new local sales offices and the strengthening of our presence in key countries. Recently, we invested strongly in our sales force in the U.K., a strategic market for VASCO with regards to Banking, Enterprise Security and e-Commerce.

People:

A positive side effect of a positive corporate image is the growing number of highly skilled professionals that are willing to work for VASCO. In addition, we are currently training almost 20 juniors and professionals in our own VASCO-school. During their training, these VASCO-employees gain experience and receive education to become real VASCO-experts. A couple of quarters ago, we were struggling to fill in our vacancies. People are crucial to allow us to sustain our growth. Therefore, we are very glad that this situation is improving drastically.

Cash:

With regards to the company’s financial situation, I can only stress that we are extremely proud that VASCO is not only a growth company, but also a very profitable company. Our market mix of banking customers with large volume and smaller margin orders plus enterprise security customers with smaller volume and higher margin orders allows us to maintain a healthy gross margin. Cost control, creative thinking and our surge towards software are other important tools to maximize VASCO’s profitability.

I conclude, ladies and gentlemen, by saying that VASCO is doing well. We are gaining new customers world wide, and we are successful both in new and in existing markets. This company has become the market leader in its sector and is very determined to expand that leadership position.

Thank you.

Ken Hunt Introduce Cliff Bown:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

Comments by Cliff Bown:

As noted earlier by Ken, revenues for the first quarter of 2007 were $26.4 million, an increase of $12.7 million or 93% over the first quarter of 2006.

Compared to 2006, the increase in revenue for the first quarter reflected significant increases from both the Banking and the Enterprise Security markets. Revenues in the first quarter of 2007 from the Banking and the Enterprise Security markets increased 101% and 59%, respectively.

It should also be noted that the comparison of revenues in Q1 2007 to Q1 2006 was positively impacted by the weaker U.S. dollar in 2007. We estimate that revenues were $996,000, or 4% higher, than they would have been had the exchange rates in the first quarter of 2007 been the same as in the first quarter of 2006.

The distribution of our revenue in the first quarter of 2007 between our two primary markets was approximately 85% from the Banking and 15% from the Enterprise Security. In the first quarter of 2006, approximately 82% came from the Banking and 18% came from Enterprise Security.

The geographic distribution of our revenue in the first quarter of 2007 was approximately 61% from Europe, 9% from the U.S., 16% from Asia and the remaining 14% from other countries. For the first quarter of 2006, 70% of the revenue was from Europe, 6% was from the U.S., 9% from Asia and 15% was from other countries. It should be noted that revenue from each of the primary geographic areas increased in the first quarter 2007 as compared to the first quarter of 2006.

Gross profit as a percentage of revenue for the first quarter 2007 was approximately 66% and compares to 69% for first quarter of 2006. The decrease in gross profit as a percentage of revenue in 2007 compared to 2006 reflects a change in mix of our revenues, with a higher percentage of the revenues coming from the Banking Market than from the Enterprise Security market and a decline in the gross margins of our lower priced card reader business. The decline in gross margins from these two factors was partially offset by an increase in the percentage of the business coming from non-hardware products. Our non-hardware revenues increased from 10% of revenue in Q1 2006 to 12% of revenue in Q1 2007. As mentioned earlier, revenue from our Enterprise Security market, which generally has margins that are 25 to 30 percentage points higher than the Banking Market, was 15% of our total revenue in Q1 2007 compared to 18% in Q1 2006.

Operating expenses for the first quarter of 2007 were $10.7 million, an increase of $4.1 million or 63% from the first quarter of 2006. Operating expenses for the quarter included $442,000 related to stock-based incentive plans in the first quarter of 2007 compared to $257,000 in the first quarter of 2006.

It should also be noted that the comparison of operating expenses in Q1 2007 to Q1 2006 was negatively impacted by the weaker U.S. dollar in 2007. We estimate that expenses were $690,000, or 7% higher, than they would have been had the exchange rates in the first quarter of 2007 been the same as in the first quarter of 2006.

Operating expenses increased by $2.1 million, or 53% in sales and marketing, $1.0 million or 104% in research and development, and $853,000 or 56% in general and administrative when compared to the first quarter in 2006. The majority of the increase in the sales and marketing area were related to the Company’s increased investment in sales staff, increased investment marketing programs and higher depreciation costs, primarily related to the cost of training films developed in 2006. The increase in research and development was primarily attributable to increased compensation expenses resulting from the acquisitions of Logico and Able in the second and fourth quarters of 2006, respectively. The increase in the general and administrative primarily reflected higher professional fees, in large part related to the set up of the headquarters operation in Switzerland, increased compensation expense and increased recruiting costs and was partially offset by collection of aged receivable balances that had been previously reserved.

Operating income for the first quarter of 2007 was $6.9 million, an increase of $4.0 million, or 137%, from the $2.9 million reported in the first quarter of 2006.

Operating income as a percent of revenue, or operating margin, was 26.0% for the first quarter of 2007 and is 4.8 percentage points higher the first quarter of 2006. The increase in operating margin is attributable to improved efficiency as reflected by a decline in operating expenses as a percentage of revenue, primarily in the sales and marketing and in the general and administrative line items. As has been mentioned previously, we believe that our operating model is highly leverageable.

The Company reported income tax expense of $1.9 million for the first quarter of 2007 compared to $1.0 million for the first quarter in 2006. The effective tax rate was 28% for the first quarter of 2007 and compares to 45% as reported for the first quarter of 2006 or to 33% for the first quarter of 2006 when the tax effect of non-recurring items are excluded. The effective rates for both periods reflect our estimate of our full-year tax rate at the end of each respective period. The rate in 2007 is lower than 2006 as our estimate of the full-year tax rate in 2007 reflects increase earnings in the U.S. for which we have tax loss carry forwards. Those loss carryforwards have been fully reserved for reporting purposes in prior years.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $7.6 million for the first quarter of 2007 and is 231% higher than the $2.3 million reported for the first quarter of 2006.

The makeup of our workforce as of March 31, 2007 was 200 people worldwide with 108 in sales, marketing and customer support, 68 in research and development and 24 in general and administrative.

The average headcount for the first quarter of 2007 was 63 persons or 48% higher than the average headcount for the first quarter of 2006.

The strength of our operating performance is also reflected in our balance sheet. Our net cash balance and working capital balance both increased from the prior quarter. During the first quarter of 2007, our net cash balance, which is defined as total cash less bank borrowings, increased by $4.2 million, or 33%, to $16.8 million from December 31, 2006. Our working capital increased $6.9 million, or 31%, to $29.0 million from $22.1 million at December 31, 2006. Bank borrowings noted on the balance sheet of $3.1 million were borrowed under the line of credit and relate solely to our hedging program. There was no impact on working capital from the hedging program as the additional cash was offset by short-term debt.

During the quarter our Days Sales Outstanding in accounts receivable increased from 72 days at December 31, 2006 to 81 days at the end of the first quarter. The increase in DSO was primarily related to the timing of when sales were made in the quarter. We do not believe that the increase in DSO will result in higher write-offs of uncollectible accounts in future quarters.

Now, I would like to turn the meeting back to Ken.

Comments on 2nd Quarter and Full-Year 2007 – Ken Hunt

First, I would like to comment again on order backlog for Q2 2007. As of this date, we have firm orders with shipments scheduled for the 2nd Quarter of approximately $28.0 million. Any new orders received before quarter’s end and shipped during the quarter would be additive to this number. This backlog shows the strength of our order flow, as it is 75% higher than the backlog going in to Q2 2006. In addition, the backlog is 51% higher than the $18.5 million in revenues reported for Q2 2006.

Today, we are also reaffirming guidance for full-year 2007. As in the past, we only comment on annual numbers, not quarterly numbers. As stated in February of 2007, we estimate that our full-year revenue will grow 35% to 45% in 2007 over 2006. We expect that full-year gross margins will be in the range of 60% to 68% of revenue. Finally, we are projecting that operating income will be in the range of 18% to 25% of revenue on a U.S. GAAP basis.

In summary, we are very pleased with our results for Q1 2007, and look forward to a strong performance for the remainder of 2007. And, as always, you can rely on VASCO’s people to do their very best!

Q&A Session:

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please re-enter the queue after the answers to your initial questions have been given.

Operator